EXHIBIT 99.1

SOURCE: Schnitzer Steel Industries, Inc.
For Schnitzer Steel:
Kelly Lang, Vice President, Asset and Business Integration, 503-224-9900
or
Gard & Gerber
David Dugan, 503-552-5008

Schnitzer Steel Subsidiary Pick-N-Pull Acquires
GreenLeaf Auto Recyclers

PORTLAND, Ore. - October 3, 2005 - Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced that its subsidiary, Pick-N-Pull Auto Dismantlers (“Pick-N-Pull”), has acquired GreenLeaf Auto Recyclers, LLC (“GreenLeaf”), an auto dismantling and recycling business that sells reclaimed auto parts primarily to collision and mechanical repair shops. Pick-N-Pull, a leading self-service used auto parts retailer, will add GreenLeaf’s 22 locations to its existing network of 30 stores, significantly increasing its presence in the Southern, Eastern and Midwestern United States.

“Our acquisition of GreenLeaf significantly expands Pick-N-Pull’s national retail footprint and represents our initial venture into the substantial full-service segment of the recycled auto parts market that services commercial customers. We believe there is excellent growth potential in both the self-service and full-service markets,” stated John D. Carter, Schnitzer Steel’s President and Chief Executive Officer. “As we swiftly integrate these stores with our existing business, we intend to convert some to our very successful self-service model while others will remain full-service or have combined operations. Additionally, we will continue to evaluate the effectiveness and synergies of individual GreenLeaf stores and appropriately address incompatible locations. We anticipate that this acquisition may have a modestly dilutive to neutral effect on earnings in the first year and provide significant earnings growth in future years.”

Carter continued, “As we continue growing our metals recycling business, these operations have the capacity and geographic distribution to be significant sources of scrap metal to our existing and future facilities in these regions.”

The newly acquired locations are in Arizona, Florida, Georgia, Illinois, Massachusetts, Michigan, Nevada, North Carolina, Ohio, Virginia, and Texas. Prior to this announcement, Pick-N-Pull had existing operations in nine states and two Canadian provinces that serve more than four million retail customers and process more than 225,000 cars per year. The combined operations of Pick-N-Pull and GreenLeaf will make

Schnitzer Steel one of the largest suppliers of used OEM (original equipment manufacturer) parts in the industry.

“We will leverage our proprietary technology, systems and other resources to enhance these complementary operations,” stated Tom Klauer, President of Pick-N-Pull. “Also, we look forward to combining the knowledge and expertise of GreenLeaf’s talented management and workforce with our own. Together, we will be able to provide an even broader spectrum of parts offerings and superior customer service.”

The total consideration paid to GreenLeaf for these operations was $22.5 million, subject to a post-closing working capital adjustment. In a related transaction, Pick-N-Pull purchased five parcels of real estate and certain GreenLeaf debt obligations from Ford Motor Company. GreenLeaf leased these parcels in connection with its business. Total consideration for the property and the promissory notes was $21.5 million. The Company will discuss the GreenLeaf acquisition as part of its fourth quarter results conference call on October 6, 2005.

Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a used auto parts retailer with more than 50 locations across the U.S. and in Canada, and a manufacturer of finished steel products. The Company has a significant metals presence on both the West Coast and Northeastern seaboard, as well as a trading business that principally sells recycled metal products in foreign markets. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. For more information about Schnitzer Steel Industries, Inc., visit www.schnitzersteel.com.

Certain statements in this press release are "forward-looking statements" within the meaning of U.S. federal securities laws. The Company intends that these statements be covered by the safe harbors created under these laws. In particular, this press release includes a prediction that the GreenLeaf acquisition will be modestly dilutive to neutral to the Company's earnings in the first year and provide significant growth in future years. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The used auto parts business, including the GreenLeaf stores, is subject to a number of risks that could prevent the GreenLeaf stores from maintaining or exceeding their current levels of profitability, such as volatile supply and demand conditions affecting prices and volumes in the markets for products, services, automobile feedstock and other raw materials; local and worldwide economic conditions; increased competition; weather; and business integration issues, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward looking statements. Moreover, many of these factors and events are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.